Exhibit 10.1

February 22, 2019

Rekha Hemrajani

[Address]

Dear Rekha:

On behalf of Arcus Biosciences, Inc. (“Arcus” or the “Company”), I am pleased to invite you to join the Company in the role of Chief Operating and Financial Officer.  Below are details of the compensation and benefits program that we offer, as well as other terms of your employment with Arcus.  Should you have any questions regarding any part of this offer, or wish to receive additional details, please let us know and we can provide more information for you.

1.Position.  Your title will be Chief Operating and Financial Officer, and you will report to the Company’s Chief Executive Officer, Terry Rosen, Ph.D.  This is a full-time position.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.

2.Cash Compensation.  Your annualized base salary will be $425,000, less payroll deductions and all required tax withholdings, payable in accordance with the Company’s standard payroll schedule.  Your salary will also be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.  In addition, within 30 days following your start date, you and the Company’s Chief Executive Officer will set certain goals for your first year of employment, applicable to you.  Upon achievement of those goals, you will be eligible for a target bonus rate of 40%, prorated for any partial year. This bonus will be based on goal achievement and the value created by your performance during the applicable performance year, subject to approval of the Company’s Board of Directors.

3.Sign-on Bonus.  The Company will provide you with a one-time sign-on bonus of $200,000, to be paid shortly following your first day of employment. This amount is subject to all required payroll deductions and tax withholdings.  In the event you voluntarily resign from Arcus within two (2) years of your start date, you will be required to repay the pro-rated portion of these payments based on the number of months you were employed by the Company prior to your resignation.

Arcus Biosciences, Inc.; 3928 Point Eden Way, Hayward, CA 94545

4.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

5.Equity Awards. An important component of your compensation includes the opportunity for ownership in the Company.  To that end, subject to the approval of our Board of Directors (the “Board”), Arcus will grant you an option to purchase 400,000 shares of the Company’s Common Stock with an exercise price equal to the fair market value as of the date of grant (the “Option”), as determined by the Board.  The Option will be subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan and your grant agreement.  Your grant agreement will reflect a four-year vesting schedule, under which 1/48th of the total will vest each month, until either the Option is fully vested or you are no longer a service provider to the Company, whichever occurs first.

6.Severance Benefits. In the event you are subject to an involuntary termination that occurs within twelve months following a change in control of the Company, you will be eligible for salary continuation, COBRA benefits coverage and accelerated vesting of your equity awards in accordance with the standard terms of the Severance and Change in Control Agreement to be entered into between you and the Company, subject to the conditions set forth therein.

7.Proprietary Information and Inventions Agreement.  You will abide by the Company’s strict policy that prohibits any new employee from using or bringing with him/her all prior employers’ proprietary information, trade secrets, proprietary materials, and/or processes. Upon starting employment with the Company, you will be required to sign a Proprietary Information and Invention Assignment Agreement indicating, among other things, your agreement with this policy.

8.Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

This offer is contingent upon our verification of your employment history, education credentials, and successful completion of a background check.  Furthermore, this offer is subject to satisfactory proof of your identity and right to work in the United States. Any intentional misrepresentation concerning these items may result in actions up to and including revocation of this offer or termination of your employment at Arcus.

* * * * *

You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and returning it to me no later than March 41, 2019.  Please note that this offer, if not accepted by you, will expire on March 4, 2019.

Very truly yours,

Arcus Biosciences, Inc.

By:	/s/ Terry Rosen
Terry Rosen, CEO

I have read and accept this employment offer:

/s/ Rekha Hemrajani
Signature of Rekha Hemrajani

Dated:	February 22, 2019

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms and memorializes an agreement that Arcus Biosciences, Inc., a Delaware corporation (the “Company”) and I (Rekha Hemrajani) have had since the commencement of my employment (which term, for purposes of this agreement, shall be deemed to include any relationship of service to the Company that I may have had prior to actually becoming an employee) with the Company in any capacity and that is and has been a material part of the consideration for my employment by Company:

1.I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company.  I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company.  Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2.Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights , sui generis database rights and all other intellectual property rights of any sort  throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively “Inventions”) and I will promptly disclose all Inventions to Company.  Without disclosing any third party confidential information, I will also disclose anything I believe is excluded by Section 2870 so that the Company can make an independent assessment.  I hereby make all assignments necessary to accomplish the foregoing.  I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned.  I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.  Without limiting Section 1 or Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or disclose my own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3.To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”).  To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto.  I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4.I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.”  I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information.  However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine.  Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement.  I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5.Until one year after the term of my employment, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment).

6.I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

7.I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause.  In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement.  However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.

8.I agree that my obligations under paragraphs 2, 3, 4 and 5 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.  My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, its subsidiaries, successors and assigns.

9.Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof.  I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.  This Agreement is fully assignable and transferable by Company, but any purported assignment or transfer by me is void.  I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be a adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

NOTICE: This agreement does not affect any immunity under 18 USC Sections 1833(b) (1) or (2), which read as follows (note that for purposes of this statute only, individuals performing work as contractors or consultants are considered to be employees): (1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION.  NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.  I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

February 22, 2019

Employee

/s/ Rekha Hemrajani
Signature

Rekha Hemrajani
Name (Printed)

Accepted and Agreed to:

ARCUS BIOSCIENCES, INC.

By:	/s/ Terry Rosen
Terry Rosen, CEO

APPENDIX A

California Labor Code Section 2870.  Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)Result from any work performed by the employee for his employer.

(b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.